Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form SB-2 Amendment No. 1 of our report dated March 26, 1997 on our audit of the statement of operations, cash flows of NUWAVE TECHNOLOGIES, INC. ( a development stage enterprise ) for the period from July 17, 1995 (inception) to December 31, 1996 (not presented separately herein ) included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31,2000 , and the related statement of stockholders' equity for the period from July 17, 1995 (inception) to December 31,1995 and the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."

                                        /s/ PricewaterhouseCoopers LLP

                                        PricewaterhouseCoopers LLP

New York, New York
August 21, 2001


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